Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

A. H. Belo Corporation

We consent to the incorporation by reference in the registration statement (Nos. 333‑148811, 333‑180482 and 333‑218601) on Form S‑8 of A. H. Belo Corporation of our report dated March 16, 2018, with respect to the consolidated balance sheet of A. H. Belo Corporation and subsidiaries as of December 31, 2017, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the year ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2018 annual report on Form 10‑K of A. H. Belo Corporation.

/s/ KPMG LLP

Dallas, Texas

March 14, 2019